Exhibit (m)(iii)

THE SELECT SECTOR SPDR TRUST

RESTATED MARKETING AGREEMENT

THIS MARKETING AGREEMENT (the “Agreement”) is made as of April 16, 2018, between The Select Sector SPDR Trust, a Massachusetts business trust (the “Trust”), and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation (“ALPS”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”), presently offering shares in separate series (each a “Fund” and collectively the “Funds” or the “Product”) as listed on Appendix A attached hereto;

WHEREAS, the Trust has entered into a Distribution Agreement (the “Distribution Agreement”) dated as of the date hereof with ALPS Portfolio Solutions Distributor, Inc. providing for, among other things, the distribution and sale of the shares (“Shares”) of the Funds;

WHEREAS, the Trust desires to retain ALPS to provide various marketing and shareholder services with respect to the Shares of the Funds as described herein;

WHEREAS, ALPS desires to render these services to the Trust; and

WHEREAS, the Trust has adopted a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (each, a “12b-l Plan”) with respect to each Fund and will make payments to ALPS pursuant to such 12b-1 Plans for providing these marketing and shareholder services;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Trust and ALPS agree as follows:

1.	Definitions.

(a)	The term “Registration Statement” shall mean the registration statement most recently filed from time to time by the Trust with the Securities and Exchange Commission (the “Commission”) and effective under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect.

(b)	The term “Prospectus” shall mean the prospectus included as part of the Trust’s Registration Statement, as such prospectus may be amended or supplemented from time to time.

(c)	The term “Statement of Additional Information” or “SAI” shall mean the Statement of Additional Information included as part of the Trust’s Registration Statement, as such Statement of Additional Information may be amended or supplemented from time to time.

(d)	All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Trust’s Registration Statement.

2.	Representations and Warranties of ALPS.

ALPS represents and warrants to the Trust that:

(a)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(b)	It is duly organized as a Colorado corporation and is and at all times will remain duly authorized and licensed to carry out its services as contemplated herein; and

(c)	Its entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent (except for any consent in writing which shall have been obtained by the date hereof) under or breach of any provision of any agreement or document to which it is a party or by which it is bound.

3.	Representations and Warranties of the Trust.

The Trust represents and warrants to ALPS that:

(a)	The Trust shall take, from time to time, such steps, including payment of the related filing fee, as may be necessary to register the Trust’s Shares under the 1933 Act to the end that Shares of each Fund to which the services under this Agreement relate will be registered under the 1933 Act during the term of this Agreement.

(b)	It is an open-end management investment company duly organized and existing, in good standing, under the laws of the Commonwealth of Massachusetts.

(c)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(d)	The Board of Trustees has duly authorized it to enter into and perform this Agreement.

The Trust agrees to notify ALPS immediately in writing of:

(a)	any request by the Commission for amendments to the Trust’s Registration Statement, Prospectus or SAI, or for additional information regarding such documents;

(b)	any stop order suspending the effectiveness of the Trust’s Registration Statement or the initiation of any proceeding for that purpose; and

(c)	all actions of the Commission with respect to any amendment to the Trust’s Registration Statement, Prospectus, or Statement of Additional Information.

4.	Duties of ALPS.

ALPS agrees to make available one Director of Wealth Management Strategies (“Director”) and one Product Specialist (the “Specialist”), or individuals with equivalent titles and/or responsibilities, on a full time basis to carry out the following duties.

(a)	Conduct Product training for the benefit of branch managers and account executives of broker/dealers who are active or potentially active in the secondary markets;

(b)	Conduct Product seminars for the same persons listed in 4(a) above and potential retail and/or institutional investors;

(c)	Work with an advertising agency and public relations firm to enhance brand identification and develop marketing material to be used with broker/dealers and/or the public;

(d)	Help maintain and continue to improve content on the Trust website, www.sectorspdr.com.

(e)	Provide support for broker/dealers active in the secondary market;

(f)	Provide Product information suitable for the secondary market upon inquiry;

(g)	Maintain lists of dealer contacts;

(h)	Work with broker/dealers and other intermediaries who hold Shares for the benefit of their customers to facilitate communications with such customers and to develop a knowledge and understanding of the Trust’s shares with such customers.

(i)	Provide marketing and graphic design resources to help develop, consult and advise on the preparation of marketing material.

(j)	ALPS will target the independent planner market, identifying independent financial planners and registered investment advisors that use exchange traded funds and promote the Funds shares to these planners and advisors for use in their asset allocation models.

The Director, Mr. Dan Dolan, will be exclusively dedicated to the services to be provided by ALPS hereunder and will be based in the metropolitan New York area. Mr. Dolan will be involved with the services provided by ALPS hereunder as long as he remains employed by or has a consulting relationship with ALPS or any affiliate of ALPS and the Trust so desires.

Senior management of ALPS will work with the Director and Specialist to coordinate the aforementioned duties, attend various conferences, and perform presentations to potential investors as needed.

4.	Compensation and Marketing Budget.

Subject to the terms and conditions of the 12b-1 Plans, each Fund will pay to ALPS a fee for its services hereunder, calculated daily and payable monthly, equal to such Fund’s allocable portion of the aggregate fees payable by the Funds, as follows:

(a)	0.0325% per annum of the aggregate daily net assets of all Funds (“Aggregate Net Assets”) up to Aggregate Net Assets up to $9 Billion;

(b)	0.0275% per annum of the Aggregate Net Assets over $9 Billion and up to $20 Billion;

(c)	0.0250% per annum of the Aggregate Net Assets over $20 Billion and up to $30 Billion.

(d)	0.0200% per annum of the Aggregate Net Assets over $30 Billion and up to $50 Billion;

(e)	0.0175% per annum of the Aggregate Net Assets over $50 Billion and up to $75 Billion;

(f)	0.0150% per annum of the Aggregate Net Assets over $75 Billion and up to $100 Billion;

(g)	0.0125% per annum of the Aggregate Net Assets over $100 Billion and up to $125 Billion;

(h)	0.0100% per annum of the Aggregate Net Assets over $125 Billion and up to $150 Billion; and

(i)	0.0075% per annum of the Aggregate Net Assets over $150 Billion.

Such fees shall be allocated by the Distributor among the Funds subject to this Agreement pro rata in accordance with the average daily net assets of the respective Funds, the method of such allocation to be subject to the annual review and approval of the Board of Trustees of the Trust.

ALPS will provide an annual marketing budget of $150,000 and 0.0025% of Aggregate Net Assets between $4.5 Billion and $20 Billion for the production of marketing materials and promotional items in association with the sales and marketing of the Trust’s Shares; no marketing budget will be provided for Aggregate Net Assets over $20 Billion.

6. Term and Termination.

This Agreement shall be effective as of the date first set forth above, and unless terminated as provided herein, shall continue for one year from its effective date, and thereafter from year to year, provided such continuance is approved annually by the vote of a majority of the Board of Trustees, and by the vote of those Trustees who are not “interested persons” of the Trust and, if a plan under Rule 12b-1 under the 1940 Act is in effect, by the vote of those Trustees who are not “interested persons” of the Trust and who are not parties to such plan or this Agreement and have no financial interest in the operation of such plan or in any agreements related to such plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of a majority of the Independent Trustees or (ii) by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days prior written notice to ALPS. In addition, this Agreement may be terminated at any time by ALPS upon sixty (60) days prior written notice to the Trust. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph, the terms “assignment” and “interested persons” shall have the respective meanings specified in the 1940 Act. This Agreement will automatically terminate in the event of a termination of the Distribution Agreement, or if Mr. Dan Dolan is no longer employed by ALPS or an affiliate of ALPS.

7.	Limitation of Liability.

The Declaration of Trust dated June 10, 1998, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name The Select Sector SPDR Trust means the Trustees from time to time serving (as Trustees but not personally) under such Declaration of Trust. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

8.	Miscellaneous.

(a)	Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(b)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction.

(c)	Severability. If any provision of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in full force and effect. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be replaced, to the extent legally possible, by valid provisions in order to effectuate the intended economic results of the invalid provisions.

(d)	Assignment. This Agreement may not be assigned and shall automatically terminate in the event of its “assignment” as defined in the 1940 Act or upon a change of control of ALPS.

(e)	Amendment. This Agreement may be amended by mutual written consent, provided that the Trust’s consent to any material amendment to this Agreement requires the approval provided for in Section 6 above and in paragraph (b)(4) of Rule 12b-1 under the 1940 Act.

(f)	Notification of Parties. Any notice or other communication required or permitted to be given pursuant to this Agreement shall be deemed duly given if addressed and delivered, or mailed by registered mail, postage prepaid, to (1) ALPS Fund Services, Inc., 1290 Broadway, Suite 1100, Denver, Colorado 80203 Attention: General Counsel; and (2) The Select Sector SPDR Trust, c/o State Street Bank and Trust Company, P.O. Box 5049, Boston, Massachusetts 02206-5049, Attn.: Legal Department.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

THE SELECT SECTOR SPDR TRUST

By:	/s/ Ellen M. Needham

Name:	Ellen M. Needham
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May

Name:	Jeremy O. May
Title:	President

Appendix A

FUND

The Communication Services Select Sector SPDR Fund (XLC)

The Consumer Discretionary Select SPDR Fund (XLY)

The Consumer Staples Select Sector SPDR Fund (XLP)

The Energy Select Sector SPDR Fund (XLE)

The Financial Select Sector SPDR Fund (XLF)

The Health Care Select Sector SPDR Fund (XLV)

The Industrial Select Sector SPDR Fund (XLI)

The Materials Select Sector SPDR Fund (XLB)

The Real Estate Select Sector SPDR (XLRE)

The Technology Select Sector SPDR Fund (XLK)

The Utilities Select Sector SPDR Fund (XLU)

As of April 16, 2018